EXHIBIT 9.1

Talisman Energy Inc.
Interest Coverage Ratio Calculations

Interest coverage - income	$(000,000) 12 Months to Dec/2002	$(000,000) 12 Months Ended Sept 30, 2003

Net income	524	1,082
Add back: Future income taxes	162	(12)
Current income taxes	258	260
Interest on long-term debt	164	144

(A) Total 12 months	1,108	1,474

Interest on long-term debt	164	144
Capitalized interest	25	29

(B) Interest on ltd + capitalized interest- 12 months	189	173
Dividends on preferred securities	42	39

(C) Interest on ltd + capitalized interest + pref sec charges - 12 months	231	212

A / B (excluding pref securities)	5.86	8.52

A / C (including pref securities)	4.79	6.95

Interest coverage - cash flow
Cash flow	2,645	2,844
Add: Current income taxes	258	260
Interest on long-term debt	164	144

(A) Total 12 months	3,067	3,248

Interest on long-term debt	164	144
Capitalized interest	25	29

(B) Interest on ltd + capitalized interest - 12 months	189	173
Dividends on preferred securities	42	39

(C) Interest on ltd + capitalized interest + pref sec charges - 12 months	231	212

A / B (excluding pref securities)	16.23	18.77

A / C (including pref securities)	13.27	15.32

Interest coverage - cash provided by operating activities
Cash flow provided by operating activities	2,439	2,752
Add: Current income taxes	259	260
Interest on long-term debt	164	144

(A) Total 12 months	2,862	3,157

Interest on long-term debt	164	144
Capitalized interest	25	29

(B) Interest on ltd + capitalized interest - 12 months	189	173
Dividends on preferred securities	42	39

(C) Interest on ltd + capitalized interest + pref sec charges - 12 months	231	212

A / B (excluding pref securities)	15.14	18.25

A / C (including pref securities)	12.39	14.89